                                                                  EXHIBIT 2.7

                           ASSET PURCHASE AGREEMENT



                                BY AND BETWEEN



                              IXL HOLDINGS, INC.,

                                   IXL, INC.

                               WEBBED FEET, LLC,

                           F. BLAIR SCHMIDT-FELLNER

                                      AND

                            MICHAEL BRENDON DOWDLE



                         DATED AS OF FEBRUARY 14, 1997

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS ASSET PURCHASE AGREEMENT is entered into this 14th day of February, 1997, by and between WEBBED FEET, LLC, a Georgia limited liability company ("Seller"), IXL, INC., a Delaware corporation ("Buyer") IXL HOLDINGS, INC., a Delaware corporation ("IXL"), and the members of Webbed Feet as listed on the signature page hereto (the "Webbed Feet Members").


                               R E C I T A L S:
                               - - - - - - - -

     A. Seller is engaged in the business of creating and maintaining websites for companies (the "Business").

     B. The Webbed Feet Members own 100% of the issued and outstanding membership interests of Seller.

     C. Seller is willing to sell to Buyer and Buyer is willing to purchase from Seller, substantially all of the assets, business, properties and rights of Seller related to the conduct of the Business on the terms and subject to the conditions set forth herein.

     D.   Buyer is a wholly owned subsidiary of IXL.

     NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                   ARTICLE I

                               PURCHASE AND SALE
                               -----------------

     1.1  Purchase and Sale.  Contemporaneously with the execution and delivery
          -----------------
of this Agreement, and upon the terms and conditions hereof, Seller shall sell and deliver to Buyer, and Buyer shall purchase, all of Seller's right, title and interest in and to the assets of Seller described on Schedule 1.1 hereto
                                                     ------------
(collectively, the "Purchased Assets"). Notwithstanding any implication to the contrary contained herein, the Purchased Assets shall not include any cash held by Seller, as reflected on the Financial Statement (as defined in Section 2.4 hereof).

     1.2  The Closing.  The closing of the aforementioned purchase and sale (the
          -----------
"Closing") shall take place at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Plaza, Suite 1100, Atlanta, Georgia 30305, or at such other place as the parties may mutually agree.

     1.3  Purchase Price.  As consideration for the purchase of the Purchased
          --------------
Assets, Buyer shall pay to Seller an amount equal to $160,000.00 (the "Purchase Price"), payable as follows:

          (a) 400 shares of validly issued, fully paid and nonassessable Class B Common Stock of IXL, $.01 par value (the "IXL Stock"), valued at $250.00 per share as of the date hereof, 66 2/3% of which (267 shares) shall be delivered to
F. Blair Schmidt-Fellner, and 33 1/3% of which (133 shares) shall be delivered to Michael B. Dowdle, in each case, at the Closing in accordance with Section
5.2 hereof; and

          (b) cash in the amount of $60,000.00 (made payable to Cygnus Media Corporation).

     1.4  Assumption of Liabilities.  In addition to the payment of the Purchase
          -------------------------
Price, as additional consideration for the purchase of the Purchased Assets, Buyer shall assume the liabilities of Seller listed on Schedule 1.4 hereto (the
                                                       ------------
"Assumed Liabilities").

     1.5  Allocation of Purchase Price.  The Purchase Price will be allocated
          ----------------------------
among the Purchased Assets in accordance with their respective net book values, as reflected on the most recent Financial Statement. Each of the parties hereto agrees to report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     Seller and the Webbed Feet Members, jointly and severally, represent and warrant to Buyer, which representations and warranties shall survive the Closing in accordance with Section 7.1 of this Agreement, as follows:

     2.1  Organization and Qualification.  Seller is a limited liability company
          ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has the requisite power and authority to carry on the Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Articles of Organization and the Operating Agreement of the Seller, dated as of February 28, 1996 and as amended January 17, 1997 (as amended, the "Operating Agreement"), both as in effect on the date hereof are attached as Schedule 2.1 hereto.
                                                     ------------

     2.2  Authority.  Seller has the necessary power and authority to execute
          ---------
and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized and approved by the Webbed Feet Members in accordance with the terms of the Operating Agreement and applicable law, and no other proceedings on the part of Seller or the Webbed Feet Members are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and each Webbed Feet Member, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Seller and each Webbed Feet Member, enforceable against Seller and each Webbed Feet Member in accordance with its terms.

     2.3  No Conflicts, Required Filings and Consents.  None of the execution
          -------------------------------------------
and delivery of this Agreement by Seller or the Webbed Feet Members, the consummation by Seller and the Webbed Feet Members of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof will:

          (a) conflict with or violate the Articles of Organization of Seller or the Operating Agreement;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Seller or the Purchased Assets;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Seller is a party or by which the Purchased Assets may be bound or affected (collectively, for purposes of this Section 2.3, a "Webbed Feet Agreement");

          (d) result in the creation of any Lien on any of the Purchased Assets; or

          (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), of (i) any government or subdivision thereof, whether domestic, foreign or multinational, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (a "Governmental Entity"); or (ii) any other individual, corporation, trust, partnership, limited liability company or other entity (collectively, a "Person").

     2.4  Financial Statements.  Seller has heretofore furnished Buyer with a
          --------------------
true and complete copy of the unaudited financial statement of Seller for the period ending January 7, 1997, a copy of which is attached hereto as Schedule
                                                                     --------
2.4 (the "Financial Statement").  The Financial Statement has been prepared in
---
accordance with generally accepted accounting principles, consistently followed throughout the period indicated, and presents fairly the financial position and operating results of Seller as of the dates, and during the periods, indicated therein. The Financial Statement is complete and correct in all material respects.

     2.5  Absence of Changes.  Except as provided in Schedule 2.5 hereto, since
          ------------------                         ------------
January 7, 1997, (a) Seller has not entered into any transaction affecting the Purchased Assets that was not in the ordinary course of business; (b) there has been no material damage, destruction or loss of any of the Purchased Assets (whether or not covered by insurance); (c) Seller has not failed to satisfy any of its debts, obligations or liabilities related to the Business or the Purchased Assets as the same become due and owing; and (d) there has been no other event or condition pertaining to and materially affecting the Purchased Assets or the ability of Seller to consummate the transactions contemplated by this Agreement.

     2.6   Undisclosed Liabilities.  Seller does not have any debt, liability or
           -----------------------
obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities not in excess of $5,000 (whether individually or in the aggregate) incurred in the ordinary course of business after January 7, 1997; (b) liabilities reflected on the Financial Statement; and (c) liabilities incurred as a result of the transactions contemplated by this Agreement.

     2.7   Purchased Assets.  The Purchased Assets include all of the assets,
           ----------------
properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for, or used in, the conduct of the Business as conducted by Seller.

     2.8   Title to Properties.  Except as set forth on Schedule 2.8 hereto,
           -------------------                          ------------
Seller has good and marketable title to all of the Purchased Assets (other than leasehold interests), and good title to all leasehold interests included as part of the Purchased Assets, in each case, free and clear of any and all Liens other than liens for taxes not yet due and payable.

     2.9   Equipment.  Each item of tangible personal property included in the
           ---------
Purchased Assets is in good condition and repair, ordinary wear and tear excepted.

     2.10  Intellectual Property.  Seller owns, or is validly licensed or
           ---------------------
otherwise has the right to use or exploit, all intangible property (including, without limitation, trade names, trademarks, patents, copyrights and software) included in the Purchased Assets (the "Intangible Property"), free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Seller, threatened, that Seller is infringing or otherwise adversely affecting the rights of any Person with regard to any item of Intangible Property. Seller has used its reasonable best efforts to protect its rights in the Intangible Property and, to the knowledge of Seller, no Person is infringing the rights of Seller with respect to any Intangible Property. No intangible property is required for the conduct of the Business other than the Intangible Property.

     2.11  Contracts.  Schedule 2.11 hereto sets forth a complete list of all
           ---------   -------------
agreements and commitments (whether oral or written) to which Seller is a party, or by which the Purchased Assets may otherwise be bound or affected (the "Contracts"). Complete and accurate copies of the Contracts have previously been delivered to Buyer. Neither Seller nor, to the knowledge of Seller and the Webbed Feet Members, any other party to any of the Contracts, (a) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Contracts, or (b) has waived any material right it may have under any of the Contracts. All of the Contracts constitute the valid and binding obligation of Seller, and, to the knowledge of Seller and the Webbed Feet Members, the other parties thereto.

     2.12   Litigation. Except as set forth on Schedule 2.12 hereto, there is no
            ----------                         -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Seller and the Webbed Feet Members, threatened against or affecting Seller or the Purchased Assets, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Seller that, either individually or in the aggregate, would have a material adverse effect on the Purchased Assets or the financial condition of Seller.

     2.13   Payroll Information.  Schedule 2.13 hereto sets forth a true and
            -------------------   -------------
complete copy of the most recent payroll report of Seller, showing all current employees of Seller and their current levels of compensation, other than bonuses and other extraordinary compensation. Also set forth on Schedule 2.13 are the
                                                         -------------
dates and amounts of the latest raises (by percentage) provided to the employees of Seller.

     2.14   Employee Benefit Plans/Labor Relations.
            --------------------------------------

            (a) Except as disclosed in Schedule 2.14 hereto, there are no
                                       -------------
employee benefit plans, agreements or arrangements maintained by Seller, including, without limitation, (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) affirmative action plans; (iii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iv) medical, hospital, accident, disability or death benefit plans (collectively, "Webbed Feet Benefit Plans"). All Webbed Feet Benefit Plans are administered in accordance with, and are in compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Seller under any Webbed Feet Benefit Plans.

            (b) Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, no representation campaign or election is now in progress with respect to any employee of Seller and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Seller and the Webbed Feet Members, threatened, relating to or affecting the Business. To the knowledge of Seller and the Webbed Feet Members, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

     2.15   ERISA.
            -----

            (a) All Webbed Feet Benefit Plans that are subject to ERISA have been administered in accordance with, and are in compliance with, the applicable provisions of ERISA. Each of Webbed Feet Benefit Plans that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No

Webbed Feet Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Seller has not engaged in any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Webbed Feet Benefit Plans that would subject Seller to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Seller has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 2.15 hereto, neither the
                                        -------------
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Seller, (ii) increase any benefits otherwise payable under any Webbed Feet Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

           (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Webbed Feet Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code (a "Pension Plan"), or by any entity that is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), within the 12-month period ending on the date hereof. Seller has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Webbed Feet Benefit Plan that remains unpaid.

     2.16  Taxes.  Seller has duly and timely filed all federal, state and
           -----
local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Seller on or prior to the date hereof. Seller has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Seller (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefore have been provided in the Financial Statement). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

     2.17  Compliance with Applicable Laws.  Seller holds all permits,
           -------------------------------
licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the Purchased Assets, as appropriate, and to carry on the Business as now conducted (the "Permits"). To the knowledge of Seller and the Webbed Feet Members, Seller is in compliance with all applicable laws, ordinances and regulations and the terms of the Permits. Schedule 2.17 hereto sets forth a list of the Permits, a true and
          -------------
correct copy of each of which has been provided to Buyer.

     2.18  Brokers.  Except as set forth on Schedule 2.18 hereto, no broker or
           -------                          -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated by this Agreement as a result of arrangements made by or on behalf of Seller.

     2.19   Interest in Customers, Suppliers and Competitors.  Except as
            ------------------------------------------------
provided in Schedule 2.19 hereto, no member, manager or employee of Seller, and
            -------------
no family member of any of the foregoing, has any direct or indirect interest in any customer, supplier or competitor of Seller, or in any Person from whom or to whom Seller leases any real or personal property, or in any other Person with whom Seller is doing business, whether directly or indirectly (including, without limitation, as a debtor or creditor), whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded corporations that does not exceed 1% of the issued and outstanding stock of such corporation.

     2.20   Accounts Receivable.  All accounts, notes, contracts and other
            -------------------
receivables of Seller included in the Assumed Liabilities (collectively, "Accounts Receivable") were acquired by Seller in the ordinary course of business arising from bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto. There are no set-offs, counterclaims or disputes asserted with respect to any Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the Financial Statement and, to the knowledge of Seller and the Webbed Feet Members, subject to such reserve, all Accounts Receivable are collectible in full.

     2.21   Accounts Payable.  All accounts, notes, contracts and other amounts
            ----------------
payable of Seller included in the Purchased Assets are currently within their respective terms, and are neither in default nor otherwise past due by more than 30 days.

     2.22   Insurance.  Seller currently maintains, and has, for at least the
            ---------
past year maintained, in full force and effect, all insurance policies that are either (a) required to be maintained for the conduct of the Business or the ownership of the Purchased Assets; or (b) otherwise maintained by companies engaged in a business comparable to the Business (collectively, the "Insurance Policies"). All of the Insurance Policies are listed on Schedule 2.22 hereto,
                                                         -------------
and true and compete copies of all Insurance Policies have previously been provided to Buyer. Seller (i) is not in default regarding the provisions of any Insurance Policy; (ii) has paid all premiums due thereunder; and (iii) has not failed to present any notice or present any material claim thereunder in a due and timely fashion.

     2.23   Bankruptcy.  Neither Seller, the Webbed Feet Members, nor any
            ----------
entities affiliated, related or controlled by any of such parties, has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     2.24   Investment Purpose; Investment Purpose.  Each Webbed Feet Member
            --------------------------------------
represents that he is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Each Webbed Feet Member further represents that he is acquiring the IXL Stock solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Each Webbed Feet Member agrees that he will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any IXL Stock (or solicit any offers to buy, purchase or other acquire or take a pledge of any such shares) except in compliance with the Securities Act and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Stockholders Agreement of Seller, dated as of April 30, 1996, as amended December 13, 1996 (the "Stockholders Agreement").

     2.25   Restrictions on Transfer.  Each Webbed Feet Member acknowledges that
            ------------------------
(a) the IXL Stock received by him hereunder has not been registered under the Securities Act; (b) the IXL Stock may be required to be held indefinitely, and the Webbed Feet Members must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the IXL Stock in the foreseeable future;
(d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Buyer, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if IXL Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the IXL Stock is subject to the terms and conditions of the Stockholders Agreement; (h) restrictive legends shall be placed on the certificates representing IXL Stock; and (i) a notation shall be made in the appropriate records of Seller indicating that IXL Stock is subject to restrictions on transfer and, if Seller should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to IXL Stock.

     2.26   Disclosure.  No statement of fact by Seller contained in this
            ----------
Agreement and no written statement of fact furnished or to be furnished by Seller to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer represents and warrants to Seller and the Webbed Feet Members, which representations and warranties shall survive the Closing in accordance with
Section 7.1 of this Agreement, as follows:

     3.1    Organization and Qualification.  Buyer is a corporation duly
            ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

       3.2  Authority.  Buyer has the necessary corporate power and authority to
            ---------
execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized and approved by its Board of Directors and shareholders, and no other corporate or shareholder proceedings on the part of Buyer, its Boards of Directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by Seller and the Webbed Feet Members, constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

       3.3  No Conflicts, Required Filings and Consents.  None of the execution
            -------------------------------------------
and delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby or compliance by Buyer with any of the provisions hereof will:

          (a) conflict with or violate the Articles of Incorporation or Bylaws of Buyer;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Buyer, or by which Buyer, its properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or its properties may be bound or affected (collectively, for purposes of this Section 3.3, an "IXL Agreement");

          (d) result in the creation of any Lien on any of the property or assets of Buyer; or

          (e) require any Consent of (i) any Governmental Entity (except for compliance with any applicable securities laws) or (ii) any other Person.

       3.4  Litigation.  Except as set forth on Schedule 3.4 hereto, there is no
            ----------                          ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Buyer that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Buyer.

       3.5  Brokers.  Except as disclosed on Schedule 3.5 hereto, No broker or
            -------                          ------------
finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

       3.6  IXL Stock.
            ---------

          (a) The authorized capital stock of IXL consists of (i) (A) 250,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 1,000,000 shares of Class B Common Stock, $.01 par value, of which 40,348 shares are validly issued and outstanding (without taking into account any shares of IXL Stock to be issued pursuant to this Agreement), fully paid and nonassessable; and (ii) 250,000 shares of Class A Convertible Preferred stock, of which 111,500 shares are validly issued and outstanding, fully paid and nonassessable. All outstanding securities of IXL were issued in accordance with applicable federal and state securities laws. Except as set forth on Schedule 3.6(a) hereto, there are no options, warrants,
                       ---------------
calls, agreements, commitments or other rights presently outstanding that would obligate IXL to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, IXL has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in IXL under ordinary circumstances.

          (b) The holders of record of the issued and outstanding shares of IXL Stock are set forth on Schedule 3.6(b) hereto.
                       ---------------

          (c) When delivered to Seller in accordance with the terms hereof, the IXL Stock will (d) be fully paid and nonassessable, (e) represent approximately 1% of the issued and outstanding shares of IXL Stock, and (f) represent, on an as-converted and fully diluted basis, approximately .3% of the issued and outstanding capital stock of IXL, (g) and be free and clear of all Liens, other than liens for taxes not yet due and payable.


                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS
                             ---------------------

      4.1 Public Announcements.  The parties agree that, except as may otherwise
          --------------------
be required to comply with applicable laws and regulations (including, without limitation, applicable securities laws), public disclosure of the transactions contemplated by this Agreement shall be coordinated between the parties, and no party shall make any such disclosure without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed.

      4.2 Efforts; Consents.
          -----------------

          (a) Subject to the terms and conditions herein provided, and fiduciary duties under applicable law, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of Seller, the Webbed Feet Members and Buyer shall (i) obtain or cause to be obtained all Consents required to be obtained in connection with the transactions contemplated by this Agreement, (ii) make or cause to be made all required filings with applicable Governmental Entities, and (iii) use its reasonable efforts to fulfill all conditions to this Agreement.

          (b) Each of Buyer and Seller shall promptly provide the other with a copy of any inquiry or request for information (including notice of any oral request for information), pleading, order or other document either party receives from any Governmental Entity with respect to the matters referred to in this Section 4.2.


                                   ARTICLE V

                       DELIVERIES AT OR PRIOR TO CLOSING
                       ---------------------------------

     5.1  Deliveries of Seller.
          --------------------

          (a) At the Closing, Seller and the Webbed Feet Members shall deliver, or cause to be delivered, to Buyer, properly executed and dated as of the date hereof: (i) the Bill of Sale and Assignment in the form of Exhibit "A" hereto
                                                           -----------
(the "Bill of Sale"); (ii) an Agreement to be Bound to Registration Rights Agreement, substantially in the form of Exhibit "B" hereto (the "Agreement to be
                                        -----------
Bound to Registration Rights Agreement"); (iii) an Agreement to be Bound to Stockholders Agreement, substantially in the form of Exhibit "C" hereto (the
                                                     -----------
"Agreement to be Bound to Stockholders Agreement"); (iv) a closing certificate of Seller, substantially in the form of Exhibit "D" hereto; (v) such other
                                        -----------
documents as Buyer shall reasonably request.

          (b) In addition to the foregoing, at or prior to the Closing, Seller and the Webbed Feet Members shall have (i) obtained or caused to be obtained all of the Consents listed on Schedule 5.1(b) hereto; and (ii) delivered to Buyer a
                          ---------------
Certificate of Existence of Seller, and a copy of the Articles of Organization of Seller, both as certified by the Secretary of State of Georgia.

     5.2  Deliveries of Buyer.
          -------------------

          (a) In addition to the payment of the Purchase Price in accordance with Section 1.3 hereof (including the delivery of certificates representing the shares of IXL Stock being delivered to Seller in connection therewith), at the Closing, Buyer shall deliver, or cause to be delivered, to Seller, properly executed and dated as of the date hereof: (i) the Bill of Sale; (ii) a closing certificate of Buyer, substantially in the form of Exhibit "E" hereto; (iii) the
                                                   -----------
Agreement to be Bound to Registration Rights Agreement; (iv) the Agreement to be Bound to Stockholders Agreement; and (v) such other documents as Seller shall reasonably request.

          (b) In addition to the foregoing, at or prior to the Closing, Buyer shall have (i) obtained or caused to be obtained all of the Consents listed on

Schedule 5.2(b) hereto; and (ii) delivered to Seller a Certificate of Existence
---------------
of Buyer, and a copy of the Certificate of Incorporation of Buyer, both as certified by the Secretary of State of Delaware.

                                  ARTICLE VI

                                INDEMNIFICATION
                                ---------------

      6.1 Indemnification by Buyer.  Buyer shall indemnify and hold Seller, the
          ------------------------
Webbed Feet Members and Seller's employees (collectively, the "Seller Indemnified Parties") harmless from and against, and agree promptly to defend each of the Seller Indemnified Parties from and reimburse each of the Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) that any of the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (a) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Buyer at the Closing in accordance with the provisions hereof;

          (b) any failure by Buyer to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement; and

          (c) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.1.

      6.2 Indemnification by Seller.  Each of Seller and the Webbed Feet Members
          -------------------------
shall jointly and severally indemnify and hold Buyer, its shareholders, directors, officers and employees (collectively, the "Buyer Indemnified Parties") harmless from and against, and agree to promptly defend each of the Buyer Indemnified Parties from and reimburse each of the Buyer Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) that any of the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (a) any breach or inaccuracy of any representations and warranties made by Seller or Webbed Feet Members in or pursuant to this Agreement, or in any certificate or affidavit delivered by the same at the Closing in accordance with the provisions hereof;

          (b) any failure by Seller or Webbed Feet Members to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Seller pursuant to this Agreement; and

          (c) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.2.

      6.3 Notification of Claims; Election to Defend.
          ------------------------------------------

          (a) A party entitled to be indemnified pursuant to Section 6.1 or 6.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party Claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VI within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 6.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 6.1 or 6.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such Claim. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.3(a) hereof of its election to defend in good faith any such third party Claim. So long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to
--------  -------
keep such records and other materials confidential expect to the extent required for defense of the relevant Claim. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including, without limitation, a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.2(b), the Indemnifying Party shall satisfy its obligations with respect thereto. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

      6.4 Limit on Indemnification.  Notwithstanding any implication to the
          ------------------------
contrary contained herein, the parties hereby agree that the maximum amount of indemnification to which the Buyer Indemnified Parties, whether individually or collectively, or the Seller Indemnified Parties, whether individually or collectively, shall be entitled under this Article VI shall be $100,000.00 in the aggregate. The parties acknowledge and agree that such a limitation is reasonable.


                                  ARTICLE VII

                              GENERAL PROVISIONS
                              ------------------

       7.1  Survival; Recourse.  None of the agreements contained in this
            ------------------
Agreement shall survive the Closing, except that (i) the obligations to indemnify contained in Article VI hereof shall survive indefinitely (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles II and III of this Agreement shall survive the Closing for a period of six months, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Seller or Buyer, and shall bind the legal representatives, assigns and successors of Seller, the Webbed Feet Members and Buyer.

       7.2  Notices.  All notices or other communications under this Agreement
            -------
shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by personal delivery, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


     If to Seller:       Webbed Feet, LLC
                         250 14th Street, NW
                         4th Floor
                         Atlanta, Georgia 30318
                         Attention:  F. Blair Schmidt-Fellner, President

     With copies to:    Minkin & Snyder, A Professional Corporation
                        One Buckhead Plaza
                        3060 Peachtree Road, Suite 1100
                        Atlanta, Georgia  30305
                        Attention:  James S. Altenbach, Esq.
                        Telecopy:  404/233-5824

     If to the Webbed
     Feet Members:       F. Blair Schmidt-Fellner
                         310 West Berwicke Common
                         Atlanta, Georgia 30342

                         Michael B. Dowdle
                         1073 Capital Club Circle, NE
                         Atlanta, Georgia 30319-2662

     If to Buyer:        iXL, Inc.
                         1465 Northside Drive
                         Suite 110
                         Atlanta, Georgia 30318
                         Attention:  James V. Sandry
                         Telecopy:  404/350-9823

     With copies to:     Minkin & Snyder, A Professional Corporation
                         One Buckhead Plaza
                         3060 Peachtree Road, Suite 1100
                         Atlanta, Georgia  30305
                         Attention:  James S. Altenbach, Esq.
                         Telecopy:  404/233-5824

     and to:             Kelso & Company
                         320 Park Avenue
                         New York, New York  10032
                         Attention:  James J. Connors II, Esq.
                         Telecopy:  212/223-2379

     If to IXL:          IXL Holdings, Inc.
                         1465 Northside Drive
                         Suite 110
                         Atlanta, Georgia 30318
                         Attention:  James V. Sandry
                         Telecopy:  404/350-9823

     With copies to:     Minkin & Snyder, A Professional Corporation
                         One Buckhead Plaza
                         3060 Peachtree Road, Suite 1100
                         Atlanta, Georgia  30305
                         Attention:  James S. Altenbach, Esq.
                         Telecopy:  404/233-5824

      and to:            Kelso & Company
                         320 Park Avenue
                         New York, New York  10032
                         Attention:  James J. Connors II, Esq.
                         Telecopy:  212/223-2379

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

       7.3  Entire Agreement.  This Agreement and the documents, schedules and
            ----------------
instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

       7.4  Assignments; Parties in Interest.  Neither this Agreement nor any of
            --------------------------------
the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests and obligations of Buyer hereunder may be assigned to any wholly owned subsidiary of Buyer without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided herein.

       7.5  Governing Law.  This Agreement shall be governed in all respects by
            -------------
the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

       7.6  Headings.  The descriptive headings herein are inserted for
            --------
convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       7.7  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

       7.8  Severability.  If any term or other provision of this Agreement is
            ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


                     - SIGNATURES ON THE FOLLOWING PAGE -

   IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunder duly authorized, and Webbed Feet Members have signed this Agreement, all as of the date first written above.


                         "SELLER"

                         WEBBED FEET, LLC, a Georgia limited liability company


                      By: /s/ Michael Dowdle
                         --------------------------------------------
                   Title: Executive Vice President
                         --------------------------------------------



                         "BUYER"

                         iXL, INC., a Delaware corporation


                      By: /s/ James V. Sandry
                         --------------------------------------------
                   Title: Executive Vice President
                         --------------------------------------------


                         "IXL"

                        IXL HOLDINGS, INC., a Delaware corporation


                         By: /s/ James V. Sandry
                            -----------------------------------------
                      Title: Executive Vice President
                            -----------------------------------------


                         "WEBBED FEET MEMBERS"


                         /s/ F. Blair Schmidt-Fellner
                         --------------------------------------------
                         F. BLAIR SCHMIDT-FELLNER



                         /s/ Michael Brendon Dowdle
                         --------------------------------------------
                         MICHAEL BRENDON DOWDLE

                                   EXHIBITS
                                   --------

Bill of Sale....................................................  Exhibit A

Agreement to be Bound to Registration Rights Agreement..........  Exhibit B

Agreement to be Bound to Stockholders' Agreement................  Exhibit C

Seller's Closing Certificate....................................  Exhibit D

Buyer's Closing Certificate.....................................  Exhibit E

                                 SCHEDULE 1.1
                                 ------------

                               PURCHASED ASSETS

                                 SCHEDULE 1.4
                                 ------------

                              ASSUMED LIABILITIES

                                 SCHEDULE 2.1
                                 ------------

          ARTICLES OF ORGANIZATION AND OPERATING AGREEMENT OF SELLER

                                 SCHEDULE 2.4
                                 ------------

                        FINANCIAL STATEMENTS OF SELLER

                                 SCHEDULE 2.5
                                 ------------

                       EXCEPTIONS TO ABSENCE OF CHANGES

                                 SCHEDULE 2.8
                                 ------------

                       EXCEPTIONS TO TITLE TO PROPERTIES

                                 SCHEDULE 2.11
                                 -------------

                                   CONTRACTS

                                 SCHEDULE 2.22
                                 -------------

                                   INSURANCE

                                 SCHEDULE 3.4
                                 ------------

                               BUYER LITIGATION

                                 SCHEDULE 3.5
                                 ------------

                                 BUYER BROKERS

                             SCHEDULE 3.6(A) & (B)
                             ---------------------

            OBLIGATIONS TO ISSUE STOCK, OPTIONS, OR WARRANTS OF IXL

                                SCHEDULE 5.1(B)
                                ---------------

            REQUIRED CONSENTS OF SELLER AND THE WEBBED FEET MEMBERS

                                SCHEDULE 5.2(B)
                                ---------------

                                BUYER CONSENTS